Exhibit 99.1

Moelis & Company Reports Fourth Quarter and Full Year 2018 Financial Results; Declares Special Dividend of $1.25 Per Share

and Increases Regular Quarterly Dividend to $0.50 Per Share

Record Fourth Quarter and Full Year Revenues

•	Record fourth quarter revenues of $238.3 million, up 41% from the same period of 2017
•	Record annual revenues of $885.8 million, up 29% from the prior year
•

GAAP net income of $0.72 per share (diluted) for the fourth quarter 2018 and $2.78 per share (diluted) for the full year; Adjusted net income of $0.77 per share (diluted) for the fourth quarter 2018 and $3.00 per share (diluted) for the full year

•	Continued to execute on organic growth strategy
―

Added ten Managing Directors in 2018 through internal promotion and key hires; enhanced sector coverage in Asset Management, Consumer, Healthcare, Industrials, and Technology; strengthened expertise in M&A and Capital Markets Advisory

―	Announced two Advisory Partners in 2018 to expand global client coverage, and one Senior Advisor focused on diversity, inclusion and talent initiatives
•	Strong cash flow generation and record amount of capital returned to shareholders through dividends and share repurchases
―	Ended 2018 with cash and short term investments of $341.6 million and no debt or goodwill
―	Declared second special dividend related to 2018 of $1.25 per share; increased regular quarterly dividend by 6% to $0.50 per share; fourth regular increase over the past three years
―	Increased levels of open market share repurchases; Board of Directors authorized $100 million in share repurchases in 2019
•	Executed Strategic Corporate Governance Changes
―	Appointed Elizabeth Crain, Chief Operating Officer and Founding Partner, to our Board of Directors
―	Added Yolonda Richardson as an Independent Member to our Board of Directors in early 2019

NEW YORK, February 6, 2019 – Moelis & Company (NYSE: MC) today reported financial results for the fourth quarter and fiscal year ended December 31, 2018.   The Firm’s fourth quarter revenues of $238.3 million increased 41% over the prior year period and represented our largest quarter of revenues since inception.  The Firm reported fourth quarter 2018 GAAP net income of $56.0 million, or $0.72 per share (diluted).  On an Adjusted basis, the Firm reported net income of $52.0 million or $0.77 per share (diluted) for the fourth quarter of 2018, which compares with $34.1 million of net income or $0.52 per share (diluted) in the prior year period.

The Firm’s fiscal year 2018 revenues of $885.8 million represented an increase of 29% over the prior year and our largest annual revenues on record.  GAAP net income for the period was $208.0 million, or $2.78 per share (diluted), compared with $126.5 million or $0.78 per share in the prior year period.  On an Adjusted basis, the Firm reported net income of $202.3 million for fiscal year 2018 as compared with $145.6 million in the prior year.  On a per share basis, the Firm reported record Adjusted net income of $3.00 per share (diluted) for fiscal year 2018, up 31% from the $2.29 per share (diluted) reported in the prior year period.

“Our record fourth quarter and full year 2018 results are a testament to the power of our differentiated business model, and the innovative and strategic advice we are providing to our clients.  Through our continued focus on global connectivity, our best-in-class bankers delivered growth across all products during the year, with particular strength in M&A and Recapitalization & Restructuring.  We continue to work on an increasing number of complex situations around the world as we deepen our investment in talent through hiring and internal development,” said Ken Moelis, Chairman and Chief Executive Officer.

“We achieved our third consecutive fiscal year of revenue and adjusted earnings per share growth organically and with no acquisitions.  We have consistently delivered not only top line growth, but also earnings growth through our focus on cost discipline and our capital-light model, which has resulted in consistent and strong cash flow. We declared our second special dividend related to our 2018 performance and increased our regular quarterly dividend for the fourth time over the past three years.  Coupled with increased levels of open market share repurchases in 2018, we returned record levels of capital to shareholders during the year, and as always, we will evaluate the best way to return all of our excess capital to shareholders.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 78% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 22% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that 100% of the Firm’s fourth quarter and full year 2018 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$238,294	$169,167	41%	$238,294	$169,167	41%
Income (loss) before income taxes	68,222	187,277	N/M	68,903	53,535	29%
Provision for income taxes	12,217	192,927	N/M	16,911	19,407	-13%
Net income (loss)	56,005	(5,650)	N/M	51,992	34,128	52%

Net income (loss) attributable to noncontrolling interests	16,789	19,163	N/M	-	-	N/M
Net income (loss) attributable to Moelis & Company	$39,216	$(24,813)	N/M	$51,992	$34,128	52%

Diluted earnings per share	$0.72	$(0.72)	N/M	$0.77	$0.52	48%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$885,840	$684,615	29%	$885,840	$684,615	29%
Income (loss) before income taxes	238,452	350,351	N/M	242,052	219,844	10%
Provision for income taxes	30,448	223,827	N/M	39,764	74,285	-46%
Net income (loss)	208,004	126,524	N/M	202,288	145,559	39%

Net income (loss) attributable to noncontrolling interests	67,324	97,124	N/M	-	-	N/M
Net income (loss) attributable to Moelis & Company	$140,680	$29,400	N/M	$202,288	$145,559	39%

Diluted earnings per share	$2.78	$0.78	N/M	$3.00	$2.29	31%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $238.3 million in the fourth quarter of 2018, as compared with $169.2 million in the prior year period, representing an increase of 41% and our largest quarter of revenues on record.  This compares favorably with an 11% decrease in the number of global completed M&A transactions in the same period1.  Our strong performance through the first nine months of 2018 continued into the fourth quarter where we experienced continued growth in M&A and strength in restructuring activity as compared with the prior year period.  The increase in quarterly revenues was driven by an increase in transaction closings, including higher average fees earned per completed transaction as compared with the prior year period.

For the year ended December 31, 2018, revenues were a record $885.8 million as compared with $684.6 million in 2017, or an increase of 29%.  The increase in full year revenues reflects growth across all products including Capital Markets and Private Funds Advisory, with significant strength in our M&A and Restructuring activity over the prior year period.  We completed a greater number of transactions during the year, and earned higher average fees per completed transaction as compared with the prior year period.

We continued to execute on our strategy of organic growth through internal talent development.  In early 2019 we promoted five of our advisory professionals to Managing Director: Chris Foss (U.S./M&A), Gavin Kolt (U.S./Equity Capital Markets), Paul Mann (U.S./Financial Institutions), Cyril Tabet (MENA/Regional) and Kevin Voelte (U.S./Oil & Gas). We have a robust pipeline of Managing Director hires for 2019.

Expenses

The following tables set forth information relating to the Firm’s operating expenses.  Expenses for 2017 only are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$137,876	$99,156	39%	$136,963	$98,177	40%
% of revenues	57.9%	58.6%		57.5%	58.0%
Non-compensation expenses	$37,263	$31,350	19%	$37,263	$31,350	19%
% of revenues	15.6%	18.5%		15.6%	18.5%
Total operating expenses	$175,139	$130,506	34%	$174,226	$129,527	35%
% of revenues	73.5%	77.1%		73.1%	76.6%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

[1]	Source: Thomson Financial as of January 4, 2019; includes all transactions greater than $100 million in value

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$513,863	$401,384	28%	$509,302	$397,170	28%
% of revenues	58.0%	58.6%		57.5%	58.0%
Non-compensation expenses	$145,196	$118,949	22%	$145,196	$118,949	22%
% of revenues	16.4%	17.4%		16.4%	17.4%
Total operating expenses	$659,059	$520,333	27%	$654,498	$516,119	27%
% of revenues	74.4%	76.0%		73.9%	75.4%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $175.1 million for the fourth quarter and $659.1 million for the full year ended December 31, 2018.  On an Adjusted basis, operating expenses were $174.2 million for the fourth quarter of 2018 as compared with $129.5 million in the prior year period and $654.5 million for fiscal year 2018 as compared with $516.1 million in 2017.  The increase in operating expenses for the full year is associated with increased revenues, which drove increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $137.9 million in the fourth quarter  and $513.9 million in the fiscal year ended December 31, 2018, respectively.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods) were $137.0 million and $509.3 million for the fourth quarter and fiscal year ended December 31, 2018, respectively.  This compares with $98.2 million and $397.2 million for the fourth quarter and fiscal year ended December 31, 2017, respectively.  The Adjusted compensation and benefits ratio in both the fourth quarter and fiscal year 2018 was consistent at 57.5%.

Non-compensation expenses on a GAAP and Adjusted basis were $37.3 million for the fourth quarter of 2018 as compared with $31.4 million in the same period of the prior year, and the non-compensation expense ratio decreased to 15.6% from 18.5%.  For the fiscal year of 2018, GAAP and Adjusted non-compensation expenses were $145.2 million as compared with $118.9 million in the prior year period.  Our non-compensation expense ratio decreased to 16.4% in the current year from 17.4% in the prior year period.  The decrease in our non-compensation expense ratio in both current year periods primarily resulted from increased revenues, partially offset by the absence of contra expenses related to client reimbursements in 2018.

Other Income

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$1,546	$144,840	N/M	$1,314	$10,119	N/M

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$4,509	$177,728	N/M	$3,548	$43,007	N/M

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

In the fourth quarter of 2018, other income on a GAAP and Adjusted basis was $1.5 million and $1.3 million, respectively, as compared with $144.8 million on a GAAP, and $10.1 million on an Adjusted basis in the prior year period.  On both a GAAP and Adjusted basis in the fourth quarter of 2017, we recorded a gain of $9.7 million related to Moelis Australia’s October 2017 share placement.  The re-measurement impacts related to the Tax Cuts and Jobs Act were excluded from our Adjusted results for the fourth quarter of 2017.

For fiscal year 2018, other income on a GAAP and Adjusted basis was $4.5 million and $3.5 million, respectively, as compared with $177.7 million on a GAAP and $43.0 million on an Adjusted basis in the prior year.  Other income on both a GAAP and Adjusted basis in fiscal year 2017 included gains of $41.7 million arising from Moelis Australia’s IPO in April 2017 and subsequent share issuances through the remainder of 2017.  The GAAP results for fiscal year 2017 also include $134.7 million of other income related to the estimated re-measurement of the liability pursuant to the Firm’s Tax Receivable Agreement in connection with the enactment of the Tax Cuts and Jobs Act.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 78% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 22% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s fourth quarter and full year 2018 income was taxed at our corporate effective tax rate of 24.5% and 16.4% respectively, versus 36.3% and 33.8% in both prior year periods.  The decrease in the tax rate for the full year is primarily attributable to the enactment of the Tax Cuts and Jobs Act in 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21% beginning January 1, 2018, and tax benefits related to the appreciation of the Company’s stock price between employee equity grant date and delivery date.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of December 31, 2018, we held cash and liquid investments of $341.6 million and had no debt or goodwill on our balance sheet.

On February 5, 2019, the Board of Directors of Moelis & Company declared a special dividend of $1.25 per share and increased the regular quarterly dividend to $0.50 per share.  The $1.75 per share will be paid on March 29, 2019 to common stockholders of record on February 19, 2019.

During the fiscal year ended December 31, 2018, we repurchased 185,671 shares of our common stock at an average price of $36.35 per share, for a total cost of $6.7 million.  In addition, during fiscal year 2018, we repurchased 533,028 restricted stock units to settle tax liabilities at an average price of $50.14 per share, for a total cost of $26.7 million.

Through February 5th, 2019 we have continued our open market share repurchases through a 10b5-1 program, and have repurchased an additional 94,726 shares of our common stock at an average price of $36.67, for a total cost of $3.5 million.

In order to continue to execute on our capital management strategy, the Board of Directors has authorized the repurchase of up to $100 million of shares of Class A common stock of Moelis & Company and/or Class A partnership units of Moelis & Company Group LP with no expiration date.  Under this share repurchase program, shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise.  The timing and the actual number of shares repurchased will be opportunistic and measured in nature and will depend on a variety of factors, including price and market conditions.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, February 6, 2019, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our full year and fourth quarter 2018 financial results.  Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2018 Earnings Call.  Please dial in 15 minutes before the conference call begins.  The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends.  The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10127727.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:MediaContact:

Michele MiyakawaAndrea Hurst

Moelis & CompanyMoelis & Company

t: + 1 310 443 2344t: + 1 212 883 3666

michele.miyakawa@moelis.comm: +1 347 583 9705

andrea.hurst@moelis.com

Exhibit 99.1

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenues	$238,294	$169,167	$885,840	$684,615

Expenses
Compensation and benefits	137,876	99,156	513,863	401,384
Occupancy	4,843	4,431	18,952	17,101
Professional fees	7,182	6,280	25,311	19,954
Communication, technology and information services	7,883	6,537	29,747	25,173
Travel and related expenses	10,468	8,644	42,264	30,634
Depreciation and amortization	1,335	974	4,625	3,544
Other expenses	5,552	4,484	24,297	22,543
Total expenses	175,139	130,506	659,059	520,333

Operating income (loss)	63,155	38,661	226,781	164,282
Other income (expenses)	1,546	144,840	4,509	177,728
Income (loss) from equity method investments	3,521	3,776	7,162	8,341
Income (loss) before income taxes	68,222	187,277	238,452	350,351
Provision for income taxes	12,217	192,927	30,448	223,827
Net income (loss)	56,005	(5,650)	208,004	126,524

Net income (loss) attributable to noncontrolling interests	16,789	19,163	67,324	97,124
Net income (loss) attributable to Moelis & Company	$39,216	$(24,813)	$140,680	$29,400

Weighted-average shares of Class A common stock outstanding
Basic	47,629,634	34,522,450	43,216,358	30,597,058
Diluted	54,609,318	34,522,450	50,690,528	37,675,511
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.82	$(0.72)	$3.26	$0.96
Diluted	$0.72	$(0.72)	$2.78	$0.78

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended December 31, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$137,876	($913)	(a)	$136,963

Other income (expenses)	1,546	(232)	(b)	1,314

Income (loss) before income taxes	68,222	681		68,903
Provision for income taxes	12,217	4,694	(b)(c)	16,911
Net income (loss)	56,005	(4,013)		51,992

Net income (loss) attributable to noncontrolling interests	16,789	(16,789)		-
Net income (loss) attributable to Moelis & Company	$39,216	$12,776		$51,992

Weighted-average shares of Class A common stock outstanding
Basic	47,629,634	13,053,465	(d)	60,683,099
Diluted	54,609,318	13,053,465	(d)	67,662,783
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.82			$0.86
Diluted	$0.72			$0.77

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Reflects the netting of $0.2 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 24.5% for the period stated, which includes tax benefits of $1.0 million primarily related to the settlement of share-based awards. Excluding such benefits, our effective tax rate for the period presented would have been 26.1%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended December 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$99,156	$(979)	(a)	$98,177

Other income (expenses)	144,840	(134,721)	(b)	10,119

Income (loss) before income taxes	187,277	(133,742)		53,535
Provision for income taxes	192,927	(173,520)	(b)(c)	19,407
Net income (loss)	(5,650)	39,778		34,128

Net income (loss) attributable to noncontrolling interests	19,163	(19,163)		-
Net income (loss) attributable to Moelis & Company	$(24,813)	$58,941		$34,128

Weighted-average shares of Class A common stock outstanding
Basic	34,522,450	22,571,923	(c)	57,094,373
Diluted	34,522,450	30,710,091	(c)	65,232,541
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.72)			$0.60
Diluted	$(0.72)			$0.52

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

The adjustment primarily reflects the re-measurement of our deferred tax assets and liabilities in connection with the enactment of the Tax Cuts and Jobs Act.  The deferred tax assets primarily consist of step-up in tax basis related to the exchanges of partnership units and deferred equity compensation.  The estimated impact of re-measurement of deferred tax assets of $181.0 million was included in our provision for income taxes, and the reduction in the related TRA liability of $134.7 million was included in other income, netting to a total estimated impact of $46.3 million in our GAAP results.  We have removed such net impact in our Adjusted results.

(c)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 36.3% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $0.9 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.0%. Due to the GAAP net loss during the period, no dilutive effect of unvested stock-based awards has been added to the GAAP diluted weighted-average shares outstanding. However, the Adjusted results include the full dilutive effect of unvested stock-based awards within the diluted weighted-average shares outstanding.

	Twelve Months Ended December 31, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$513,863	($4,561)	(a)(b)	$509,302

Other income (expenses)	4,509	(961)	(b)(c)	3,548

Income (loss) before income taxes	238,452	3,600		242,052
Provision for income taxes	30,448	9,316	(c)(d)	39,764
Net income (loss)	208,004	(5,716)		202,288

Net income (loss) attributable to noncontrolling interests	67,324	(67,324)		-
Net income (loss) attributable to Moelis & Company	$140,680	$61,608		$202,288

Weighted-average shares of Class A common stock outstanding
Basic	43,216,358	16,649,446	(e)	59,865,804
Diluted	50,690,528	16,649,446	(e)	67,339,974
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$3.26			$3.38
Diluted	$2.78			$3.00

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Reflects a reclassification of $1.0 million of other income to compensation and benefits expense associated with enforcement of non-compete provisions.

(c)	Reflects the netting of $0.1 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 16.4% for the period stated, which includes tax benefits of $21.5 million primarily related to the settlement of share-based awards. Excluding such benefits, our effective tax rate for the period presented would have been 25.3%. Our corporate effective tax rate of 16.4% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings. Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Twelve Months Ended December 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$401,384	$(4,214)	(a)	$397,170

Other income (expenses)	177,728	(134,721)	(b)	43,007

Income (loss) before income taxes	350,351	(130,507)		219,844
Provision for income taxes	223,827	(149,542)	(b)(c)	74,285
Net income (loss)	126,524	19,035		145,559

Net income (loss) attributable to noncontrolling interests	97,124	(97,124)		-
Net income (loss) attributable to Moelis & Company	$29,400	$116,159		$145,559

Weighted-average shares of Class A common stock outstanding
Basic	30,597,058	25,972,450	(c)	56,569,508
Diluted	37,675,511	25,972,450	(c)	63,647,961
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.96			$2.57
Diluted	$0.78			$2.29

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

The adjustment primarily reflects the re-measurement of our deferred tax assets and liabilities in connection with the enactment of the Tax Cuts and Jobs Act.  The deferred tax assets primarily consist of step-up in tax basis related to the exchanges of partnership units and deferred equity compensation.  The estimated impact of re-measurement of deferred tax assets of $181.0 million was included in our provision for income taxes, and the reduction in the related TRA liability of $134.7 million was included in other income, netting to a total estimated impact of $46.3 million in our GAAP results.  We have removed such net impact in our Adjusted results.

(c)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 33.8% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $10.6 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.6%.